                                AMENDED AND RESTATED
                                EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made as of April 1, 1998, between EARTHLINK NETWORK, INC., a Delaware corporation and CHARLES G. BETTY (referred to herein as "You") and constitutes an amendment and restatement of that certain Employment Agreement between the Company and You dated January 15, 1996.

                                      RECITALS

     WHEREAS, the Company is engaged in the business of developing, manufacturing, marketing and distributing Internet connectivity products and services; and

     WHEREAS, the Company has determined that in view of Your knowledge, expertise and experience in the computer and information services industries, Your services as the President and Chief Executive Officer of the Company have been and will be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with You on the terms set forth herein in order to secure such services; and

     WHEREAS, You desire to serve as the President and Chief Executive Officer of the Company on the terms set forth herein.

     NOW, THEREFORE, for and in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

     1.   DEFINITIONS.

          (a) "Cause" shall mean (i) Your commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) Your conviction of any felony in connection with Your employment by the Company; or (iii) Your habitual failure after written notice specifying such failure and a reasonable opportunity to cure such failure to perform Your duties hereunder responsibly.

          (b) "Change in Control Event" shall mean any of the following events: (a) the execution of an agreement for the sale of all, or a material portion, of the assets of the Company, (b) the execution of an agreement for a merger or recapitalization of the Company, or merger or recapitalization whereby the Company is not the surviving entity; (c) the acquisition, directly or indirectly, of the beneficial ownership of 25% or more of the outstanding voting securities of the Company by any "person" (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder); (d) the failure of the current members of the Company's Board of Directors (the "Board") to constitute a majority of the Board; or (e) a change of control of the Company as determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing, none of Sprint Transactions shall be deemed a "Change in Control Event".

          (c) "Company" shall mean Earthlink Network, Inc. on the date of this Agreement and until the effective date of the closing of the Sprint Transactions and the surviving corporate entity resulting from the Sprint Transactions with its common stock listed and traded on NASDAQ after the effective date of the closing of the Sprint Transactions.

          (d) "Sprint Transactions" shall mean the transactions effected pursuant to that certain Investment Agreement, dated as of February 10, 1998, among Sprint Corporation, a Kansas corporation, Sprint Communications Company, LP, a Delaware limited partnership, EarthLink Network, Inc., Dolphin, Inc., a Delaware corporation and Dolphin Sub, a Delaware corporation (the "Investment Agreement").

          (e) "Total Disability" shall mean Your inability, through physical or mental illness or accident, to perform the majority of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least three hundred sixty-five (365) consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such three hundred sixty-five (365) day period.

     2.   EMPLOYMENT; DUTIES.

          (a) The Company agrees to employ You as President and Chief Executive Officer of the Company with the duties and responsibilities generally associated with such positions and such other reasonable additional responsibilities and positions as may be added to Your duties from time to time by the Board of Directors consistent with Your positions.

          (b) During Your employment hereunder, You shall (i) diligently follow and implement all management policies and decisions communicated to You by the Board of Directors; and (ii) timely prepare and forward to the Board of Directors all reports and accountings as may be requested of You.

          (c) Your duties and responsibilities hereunder shall be modified and/or excused during reasonable periods of absence due to Your health or disability or vacation, as provided herein.

     3. TERM. The term hereof shall commence on the date of this Agreement and shall continue for a period of three (3) years and shall be automatically extended from year-to-year thereafter unless terminated in accordance with
Section 6 hereof (the "Term").

     4.   COMPENSATION.

          (a) (1) You shall be paid a base salary of not less than Three Hundred Thousand Dollars ($300,000) per year (the "Base Salary"). The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, semi-monthly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

               (2) The Base Salary shall be reviewed by the Board of Directors at the end of each year of the Term and may be increased from time to time and at any time by the Board of Directors, but shall in no event be reduced or decreased below the highest level attained at any time by You.

               (3) If the Term shall begin on other than the first business day of a calendar month and if the Term hereof shall terminate on other than the last day of a calendar month, Your compensation for such month shall be prorated according to the number of days during such month that occur within the Term.

          (b) You shall be entitled to receive an annual bonus in the amount equal to fifty percent (50%) of your Base Salary if the bonus criteria for such annual period are satisfied (the "Bonus Payment"). The Bonus Payment shall be determined on a Company fiscal year basis commencing January 1, 1998. Bonus Payment criteria for each year of the Term shall be based upon good faith negotiations between You and the Board of Directors. All Bonus Payments shall paid to You upon the earlier to occur of (i) the last day of February in the year following the year for which such Bonus Payment is computed, or (ii) within five (5) days after a meeting of the Board of Directors considering and taking action with regard to the Bonus Payment, held in the year following the year for which such Bonus Payment is computed.

          (c) While You are performing the services described in herein, the Company shall, upon Your request, reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder.

          (d) If the Company now maintains or, while You are rendering services to the Company, establishes an incentive or other compensation plan (however described or denominated) for the corporate, operating or executive officers or other management of the Company, or if the Company now maintains or, while You are rendering services to the Company, establishes any benefit program(s) (however described or denominated) for corporate, operating or executive officers or other management employees of the Company, You shall be eligible to fully participate in each such plan or benefit program.

          (e) During the Term and any Severance Period, the Company shall provide health, medical, disability and term life insurance to You and your family in accordance with any group plan which it now maintains or which may hereafter be established by the Company. If the Company does not maintain any group plan providing all of the coverages described above for which You and your family are eligible, the Company shall reimburse You, upon request, for Your insurance policy payments for any such coverages under policies held by You on April 1, 1998 (and under any replacement policies). In any event, the Company shall reimburse You, upon request, for Your term life insurance policy payments under a policy with a death benefit of $1,000,000 held by You (and under any replacement policies) until the Company shall provide to You a policy or policies with coverages and benefits that are the same as or substantially similar to the coverages and benefits under such term life insurance policy. The $1,000,000 term life insurance coverages and payments described in this
     Section 4(e) shall be in addition to the life insurance coverages provided to executive officers of the Company generally.

          (f) You shall receive not less than four (4) weeks paid vacation during each twelve (12) month period of Your employment. Such vacation period may be increased from time to time and at any time by the Board of Directors but shall in no event be shortened to less than the longest period attained by You at any time during Your employment.

          (g) During each year of Your employment, the Company will pay the full amount of Your and your family's personal travel costs and expenses incurred by You and Your family in traveling to and from Atlanta, Georgia, up to a maximum amount of Twenty-Four Thousand Dollars ($24,000) per year, such amount to be paid to You immediately upon Your request.

          (h) During Your employment, should You elect to move Your residence to California, the Company shall reimburse You for reasonable moving expenses and associated costs plus an amount equal to all taxes which will be incurred by You in connection with such payment, such amounts to be paid to You immediately upon Your request.

     5.   STOCK OPTIONS.

          (a) Pursuant to a Non-Qualified Stock Option Agreement dated February 19, 1998 (the "Option Agreement"), You have been granted options to purchase 150,000 shares of the common stock of the Company at $44.75 per share (the "Option Shares") under the Earthlink Network, Inc. 1995 Stock Option Plan (the "Plan"). Upon your exercise of these options in accordance with the Plan and Option Agreement, the Company will pay to you $24.75 with respect to each share of the Option Shares purchased by You. This provision is intended to provide to You additional compensation for your services tied to your purchase of the Option Shares. The $24.75 amount payable to You with respect to your purchase of each Option Share is subject to equitable and proportional adjustment in accordance with the adjustment and exchange mechanisms in the Plan with respect to the exchange, number and pricing of the Option Shares.

          (b) Your options to purchase voting common stock of the Company described in Section 5(a) of this Agreement and as granted by the Company to You from time to time prior to and after the date of this Agreement are hereinafter collectively called the "Stock Options." In the event a Change in Control Event occurs or the Company terminates Your employment for other than "Cause" or You terminate Your employment for reasons of a breach by the Company of this Agreement, all unvested Stock Options

     (including the options for the Option Shares) shall immediately vest and be fully exercisable by You. You shall be given the maximum period permitted under the Company's stock option plans to exercise Your Stock Options after termination of Your employment with the Company.

          (c) You hereby acknowledge that the Stock Options and the Option Shares are and will be acquired by You for investment purposes with no view to the sale or public distribution thereof. You further represent and warrant to the Company that You are aware that the Company is relying upon Your investment intent expressed hereinabove, and is issuing the Stock Options and the Option Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended ("1933 Act") under Section 4(2) thereof as transactions "not involving any public offering." You agree that the transfer of the Stock Options and the Option Shares to be issued may be restricted, that a legend in form satisfactory to the Company may be placed on any certificate representing any of the Stock Options and the Option Shares, that stop-transfer orders may be placed against the transfer of any of the Stock Options nor the Option Shares and that neither the Stock
     Options nor the Option Shares will be and may not be sold or transferred by You unless You shall satisfy the Company with such documentation as the Company in its absolute discretion may request [which may include an opinion of Your counsel acceptable to the Company] that such transfer is in full compliance with the provisions of the 1933 Act, and the Rules and Regulations promulgated thereunder, and that such transfer will not constitute or imply any violation of the 1933 Act, or any of the Rules and Regulations promulgated thereunder by either the Company or You.

          (d) If at any time or times after the date hereof, the Company shall determine or be required to register any shares of its capital stock or securities convertible into capital stock under the Securities Act of 1933 whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by shareholders of the Company (a "secondary offering") or both, the Company will promptly give You written notice thereof. If within 30 days after Your receipt of such notice You request the inclusion of some or all of Your Option Shares or other shares acquired by You pursuant to the Stock Options or otherwise (the "Registrable Securities"), the
     Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which You have requested be registered. The Company shall pay all costs and expenses associated with the registration of Your Registrable Securities including reasonable fees of legal counsel. In connection with any registration statement in which You are participating, You agree to furnish the Company with the personal information, opinion letter, indemnifications and other items and materials necessary and/or proper (and that are customarily and generally requested of parties with similar registration rights) in connection with a registration of securities under the Securities Act of 1933. The manner and content of any such registration statement and of any underwriting or other agreements related thereto, shall be entirely in the control and discretion of the Company. You agree to cooperate with the Company in the preparation and filing of any registration statement prepared and filed and shall make the customary agreements, representations, warranties and indemnifications to the underwriters and/or the Company with respect to any Registerable Shares included therein.

     6.   TERMINATION.

          (a)  Your employment may be terminated only as follows:

               (1)  For Cause immediately by the Company; or

               (2) At Your option because of a breach of this Agreement by the Company which is not cured within ten (10) days after written notice of such breach is delivered to the Company; or

               (3) At Your option upon thirty (30) days prior written notice of termination delivered by You to the Company; or

               (4) For any reason by the Company upon three (3) months prior written notice of termination delivered to You, except during a period of Your disability that may qualify as the period for qualification for Your termination due to Your Total Disability as set forth in Section 6(a)(6); or

               (5)  By the Company upon Your death; or

               (6) By the Company because of Your Total Disability upon thirty (30) days prior written notice of termination delivered to You.

          (b) If the Company terminates Your employment for other than "Cause" or the Company shall elect not to extend the Term at the end of the first three (3) years or any yearly extension of the Term or You terminate Your employment for reasons of a breach by the Company of this
     Agreement:

               (1) You shall continue to be paid the Base Salary in accordance with the payment terms of Section 4(a) for a period of one (1) year from the effective date of such termination (the "Severance Period");

               (2) You shall receive all earned but unpaid Bonus Payments as well as the Bonus Payments based on the portion of the year that You were employed by the Company in the year in which You were terminated; and

               (3) The health, medical, life and disability coverages afforded to You and your family by the Company (or payments in lieu thereof) as set forth in Section 4(e) shall be continued for the Severance Period.

          (c) In the event that Your employment is terminated by the Company due to Your death:

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

               (1) Your estate shall continue to be paid the Base Salary for a period of one (1) year from the date of your death;

               (2) Your estate shall receive all earned but unpaid Bonus Payments as well as all Bonus Payments based on the year in which You died which You would have otherwise received but for the occasion of your death; and

               (3) Your family will continue to receive the health, medical, life and disability coverages afforded to them by the Company (or payments in lieu thereof) as set forth in Section 4(e) for a period of eighteen (18) months after Your death.

          (d) In the event that Your employment is terminated by the Company for Cause or You for reasons other than a breach of this Agreement by the Company, the Company will have no obligations to pay You any amount beyond the effective date of such termination whether as Base Salary, Bonus Payment or otherwise or to provide You with any benefits arising hereunder or otherwise except as required by law.

     7. CONFIDENTIAL INFORMATION. You acknowledge that the nature of Your engagement by the Company is such that You shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such information includes financial, manufacturing and marketing data, plans and methods, computer software program technology, i.e., process, formulas, research or development and test results, functional or technical specifications for creating or writing code or for enhancing debugging or otherwise writing or modifying code relating to software developed by the Company, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), and any other information relating to the products, services, customers, sales or business affairs of the Company, which has value and is treated as secret and/or confidential by the Company (the "Confidential Information"). The Company has and will also have access to Confidential Information of its clients ("Clients" means any persons for whom the Company performs services or from whom the Company or You obtains information). Confidential Information includes not only information disclosed by the Company or its clients to You in the course of Your employment, but also information developed or learned by You during the course of Your employment with the Company. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Clients are engaged or in which they contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or clients, whether or not such information is identified as Confidential Information by the Company or Clients. You agree to keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests,

(ii) required by applicable law, (iii) lawfully obtainable from other sources, (iv) authorized in writing by the Company, (v) no longer qualifies as a trade secret or confidential information under applicable law, or (vi) necessary to enforce this Agreement. Upon termination of Your employment with the Company, You shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing Confidential Information, whether prepared by You, the Company or anyone else.

     8. INVENTIONS AND PATENTS. Except as may be limited by Section 2870 of the California Labor Code, all inventions, designs, improvements, patents, copyrights and discoveries conceived by You during the term of this Agreement which are useful in or directly or indirectly relate to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. You agree to promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and at the Company's expense, to take all steps necessary and reasonably required to assure the Company's ownership thereof and to assist the Company in protecting or defending the Company's proprietary rights therein.

     You acknowledge hereby receipt of written notice from the Company that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Yours) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.

     9. NON-COMPETITION. In order to protect the Confidential Information, You agree that during the term of Your employment, and for a period of one
(1) year thereafter, You will not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise, promote, participate or engage in any activity or other business competitive with the Company's business in California if such activity or other business involves any use by You of any of the Confidential Information.

     10.  NON-SOLICITATION OF CUSTOMERS.  You agree that for a period of one
(1) year after the termination of Your employment with the Company, You will not, on Your own behalf or on behalf of an other individual, association or entity, call on any of the customers of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company, nor will You in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business away from the Company to You or to any other person or entity by or with which You are employed, associated, affiliated or otherwise related.

     11. NONINTERFERENCE WITH EMPLOYEES. In order to protect the Confidential Information, You agree that during the term hereof and for a period of one (1) year thereafter, You will not, directly or indirectly, induce or entice or hire any employee of the Company with access to or possession of Confidential Information, to leave such employment or cause anyone else to leave such employment.

     12. EXTENSION OF PERIODS. In the event that Your employment with the Company is terminated for any reason other than by You based on a breach of this Agreement by the

Company, the Company may extend the one (1) year periods described in Sections 9, 10 and 11 on a month-to-month basis for a period of up to an additional one (1) year period, upon payment to You of an amount equal to one twelfth (1/12) of Your Base Salary per month on the last day of each such month. The Company shall give You notice of the duration of such extension, if any, within seven (7) days of the termination of Your employment by the Company.

     13. REMEDIES. The parties hereto agree that the services to be rendered by You pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by You of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.
You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by You. This Section 13 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

     14. SEVERABILITY. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

     15. ASSIGNMENT. This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

     16. NOTICES. Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 16, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the Chief Executive Officer of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to You given in accordance with this Section 16. Any notice complying with this Section 16 shall be deemed received upon actual receipt by the addressee.

     17. WAIVER. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     18. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California.

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

     19. BENEFICIARY. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

     20. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to You employment by the Company, in whatever capacity, are hereby expressly terminated.

     21. CONFIDENTIALITY. The terms, conditions and existence of this Agreement shall be confidential.


IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement as of the date first shown above.


   YOU:                                     THE COMPANY:

   CHARLES G. BETTY                         EARTHLINK NETWORK, INC.


   /s/ CHARLES G. BETTY                     By: /s/ SKY DAYTON
                                               ---------------------------------
   Address:  3100 New York Drive            Printed Name:  Sky Dayton
             --------------------------                  -----------------------
                                            Title:  Chairman
             Pasadena, California 91107           ------------------------------
             --------------------------
                                            Address:  3100 New York Drive,
                                                      Suite 201
                                                      Pasadena, California 91107

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